EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2016 RESULTS

NASHVILLE, Tenn. (July 25, 2016)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2016.

Revenues of $54.8 million in the second quarter of 2016, up 5% from $52.1 million in the second quarter of 2015
Operating income of $2.3 million in the second quarter of 2016, down 10% from $2.6 million in the second quarter of 2015
Net income of $1.4 million in the second quarter of 2016, down 5% from $1.5 million in the second quarter of 2015, and earnings per share (EPS) of $0.04 per share (diluted) in the second quarter of 2016, compared to $0.05 per share (diluted) in the second quarter of 2015
Adjusted EBITDA1 of $7.9 million in the second quarter of 2016, down 10% from $8.8 million in the second quarter of 2015
Performance Management Services, Inc. acquired on June 30, 2016
Nurse Registry Consulting Corporation acquired today, July 25, 2016

Financial Results:
Second Quarter 2016 Compared to Second Quarter 2015
Revenues for the second quarter of 2016 increased by $2.7 million, or five percent, to $54.8 million, compared to $52.1 million for the second quarter of 2015.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, approximated $40.2 million for the second quarter of 2016 compared to $39.8 million for the second quarter of 2015. Revenue growth of $0.4 million from our workforce solutions products was impacted by a decline in ICD-10 readiness revenue. Revenues from ICD-10-readiness training products declined by $4.6 million to $2.2 million in the second quarter of 2016, compared to $6.8 million in the prior year second quarter.

Revenues from our HealthStream Patient Experience Solutions segment increased by $201,000, or two percent, when compared to the second quarter of 2015. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $105,000, or two percent, when compared to the second quarter of 2015. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively increased by $96,000, or four percent, when compared to the second quarter of 2015.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Provider Solutions segment increased by $2.1 million, or 59 percent, when compared to the second quarter of 2015. Revenues from the HealthLine Systems (HLS) acquisition, which was consummated in March 2015, accounted for a majority of the increase in revenues during the second quarter of 2016.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the second quarter of 2016, HealthStream reported a $439,000 reduction to operating income and $254,000 to net income as a result of the deferred revenue write-down for the HLS acquisition. During the second quarter of 2015, HealthStream reported a reduction of $2.7 million to operating income and $1.6 million to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $2.3 million for the second quarter of 2016 compared to $2.6 million for the second quarter of 2015. The increases in revenue in the second quarter of 2016 were more than offset by increased operating expenses associated with personnel additions, higher royalties, product development, depreciation and amortization, and other general expenses. During the second quarter of 2016, we incurred approximately $300,000 of expenses associated with the ongoing evaluation of business development opportunities, including the acquisition of Performance Management Services, Inc. In addition, the second quarter included approximately $300,000 of expenses associated with the implementation of a new financial systems platform, which was substantially completed during the second quarter. Finally, reductions in revenue associated with ICD-10 readiness training products also contributed to the reduction in operating income compared to the prior year.

Net income was $1.4 million in the second quarter of 2016 compared to $1.5 million in the second quarter of 2015. Earnings per share were $0.04 per share (diluted) for the second quarter of 2016, compared to $0.05 per share (diluted) for the second quarter of 2015.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) decreased by 10 percent to $7.9 million for the second quarter of 2016, compared to $8.8 million for the second quarter of 2015. The decrease in adjusted EBITDA results from the lower contribution of ICD-10 readiness products and increased operating expenses, partially offset by revenue increases related to the HealthLine Systems acquisition.

At June 30, 2016, the Company had cash and marketable securities of $138.8 million. Capital expenditures incurred during the second quarter of 2016 were approximately $3.1 million.

Year-to-Date 2016 Compared to Year-to-Date 2015
For the first six months of 2016, revenues were $108.9 million, an increase of 10 percent over revenues of $99.3 million in the first six months of 2015. Operating income for the first six months of 2016 decreased by 35 percent to $4.8 million, compared to $7.4 million for the first six months of 2015. Net income for the first six months of 2016 decreased by 31 percent to $2.9 million, compared to $4.2 million for the first six months of 2015. Earnings per share were $0.09 per share (diluted) for the first six months of 2016 compared to $0.15 per share (diluted) for the first six months of 2015. Adjusted EBITDA decreased by 7 percent to $15.9 million for the first six months of 2016 compared to $17.2 million for the first six months of 2015.

Other Business Updates
At June 30, 2016, we had approximately 4,343,000 total subscribers implemented to use and 4,505,000 total subscribers contracted to use our subscription-based solutions. The net number of implemented subscribers at the end of the second quarter includes a reduction of approximately 54,000 subscribers that were solely using our ICD-10 readiness product. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the second quarter of 2016, HealthStream’s Workforce ARIS was $35.70, compared to last year’s second quarter of $35.35, and decreased by $0.57 per implemented subscriber compared to the first quarter of 2016. Subscription-based revenues increased one percent compared to last year’s second quarter while implemented subscribers decreased less than one percent over the same period last year.

Nurse Competency Acquired Today; PMSI Acquired at End of Second Quarter
In the last 30 days, HealthStream made two acquisitions that further advance its strategy to provide a comprehensive suite of clinical assessment solutions to healthcare organizations. Today, HealthStream purchased the outstanding equity of Nursing Registry Consulting Corporation (“Nurse Competency”), an entity in which HealthStream previously held a minority equity interest and a leader in SaaS-based clinical assessment and testing. On June 30, 2016, HealthStream acquired Performance Management Services, Inc. (“PMSI”), a Tustin, California-based company focused on competency-based performance development of nurses.

Both acquisitions support our overall strategy to offer comprehensive clinical assessments covering four key dimensions: knowledge, skills, attitude/behavioral, and judgement/situational. Nurse Competency offers clinical assessments that target clinical knowledge and skill levels, while PMSI offers clinical assessments regarding judgement skills.

Nurse Competency was purchased for approximately $1.04 million in cash, some of which is payable over a 24-month period following closing, subject to the achievement of certain performance milestones post-closing.

Financial Outlook for 2016
For 2016, we anticipate that consolidated revenues will grow 8 to 12 percent as compared to 2015. We anticipate that revenue growth in our Workforce Solutions segment will be in the two to six percent range and approximately six to eight percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 80 to 84 percent as compared to 2015.

Revenues from ICD-10 readiness training, which were approximately $26.8 million in 2015, are expected to decline by approximately $18 million to $19 million in 2016 and are reflected in the above guidance range for Workforce Solutions.

We anticipate operating income for 2016 to increase between 10 and 14 percent as compared to 2015.

We anticipate that capital expenditures will be between $14 million and $16 million during 2016. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2016.

The aforementioned guidance includes the anticipated financial impact of the Performance Management Systems and Nursing Registry Consulting Corporation acquisitions, but does not include the impact from any other acquisitions that we may complete during 2016.

“Our two most recent acquisitions advance our business strategy to offer healthcare organizations a comprehensive suite of clinical assessment solutions—which, we believe, play a key role in developing a healthcare workforce,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “We are excited to welcome the customers and employees of PMSI and Nurse Competency to HealthStream as we work together to further enhance and expand our assessment solutions. I would like to welcome Joe and Elease Caracci, co-founders of Nurse Competency, who are soon moving to Nashville to join our expert assessments team at our corporate office. We look forward to building upon the success that both of these companies have experienced in supporting healthcare organizations.”

Frist added, “We are excited to be adding great new team members and products, but that’s not the only way we are expanding; we also have a robust product launch pipeline slated for the remainder of the year.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, July 26, 2016, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #35366053) for U.S. and Canadian callers and 404-537-3406 (conference ID #35366053) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; Boulder; Colorado; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$54,793	$52,145	$108,871	$99,301
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	22,622	22,432	45,522	42,625
Product development	7,244	5,815	14,263	10,460
Sales and marketing	9,001	10,328	17,558	17,675
Other general and administrative	8,529	6,750	16,505	13,678
Depreciation and amortization	5,081	4,256	10,221	7,509

Total operating expenses	52,477	49,581	104,069	91,947
Operating income	2,316	2,564	4,802	7,354
Other income (expense), net	109	(44)	127	(35)

Income before income taxes	2,425	2,520	4,929	7,319
Income tax provision	1,022	1,047	2,026	3,124

Net income	$1,403	$1,473	$2,903	$4,195

Net income per share:
Net income per share, basic	$0.04	$0.05	$0.09	$0.15

Net income per share, diluted	$0.04	$0.05	$0.09	$0.15

Weighted average shares outstanding:
Basic	31,736	29,234	31,701	28,469

Diluted	32,071	29,617	32,021	28,843

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	June 30,	December 31,
	2016	2015(1)
ASSETS
Current assets:
Cash and cash equivalents	$66,803	$82,010
Marketable securities	72,006	66,976
Accounts and unbilled receivables, net	44,133	38,346
Prepaid and other current assets	21,554	22,205

Total current assets	204,496	209,537
Capitalized software development, net	14,716	13,955
Property and equipment, net	11,138	12,471
Goodwill and intangible assets, net	142,894	139,039
Other assets	3,939	4,567

Total assets	$377,183	$379,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$22,771	$23,980
Deferred revenue	58,971	65,098

Total current liabilities	81,742	89,078
Deferred tax liabilities, non-current	6,295	4,763
Deferred revenue, noncurrent	4,002	4,350
Other long-term liabilities	1,069	1,058

Total liabilities	93,107	99,249
Shareholders’ equity:
Common stock	279,595	278,799
Comprehensive loss	(14)	(70)
Retained earnings	4,494	1,591

Total shareholders’ equity	284,075	280,320

Total liabilities and shareholders’ equity	$377,183	$379,569

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2015.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Six Months Ended
	June 30,	June 30,
	2016	2015
Operating activities:
Net income	$2,903	$4,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,221	7,509
Share-based compensation	1,004	2,347
Deferred income taxes	932	823
Provision for doubtful accounts	240	119
Loss on equity method investments	76	—
Other	607	386
Changes in assets and liabilities:
Accounts and unbilled receivables	(5,722)	3,055
Prepaid and other assets	223	(2,182)
Accounts payable, accrued and other liabilities	(3,725)	(2,834)
Deferred revenue	(6,474)	5,713

Net cash provided by operating activities	285	19,131

Investing activities:
Business combinations, net of cash acquired	(3,141)	(88,075)
Proceeds from sale of long-lived assets	975	—
Changes in marketable securities	(5,581)	(46,853)
Investments in non-marketable equity investments	—	(1,000)
Purchases of property and equipment	(3,234)	(4,054)
Payments associated with capitalized software development	(4,303)	(3,566)

Net cash used in investing activities	(15,284)	(143,548)

Financing activities:
Proceeds from issuance of common stock	—	98,014
Borrowings under revolving credit facility	—	28,000
Repayments under revolving credit facility	—	(28,000)
Proceeds from exercise of stock options	94	277
Taxes paid related to net settlement of equity awards	(302)	(748)
Payment of earn-outs related to acquisitions	—	(628)

Net cash (used in) provided by financing activities	(208)	96,915

Net decrease in cash and cash equivalents	(15,207)	(27,502)
Cash and cash equivalents at beginning of period	82,010	81,995

Cash and cash equivalents at end of period	$66,803	$54,493

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP net income	$1,403	$1,473	$2,903	$4,195
Interest income	(167)	(54)	(265)	(109)
Interest expense	25	93	51	137
Income tax provision	1,022	1,047	2,026	3,124
Share-based compensation expense	505	1,938	1,004	2,347
Depreciation and amortization	5,081	4,256	10,221	7,509

Adjusted EBITDA	$7,869	$8,753	$15,940	$17,203

GAAP operating income	$2,316	$2,564	$4,802	$7,354
Add: deferred revenue write-down	439	2,663	1,394	3,241

Non-GAAP operating income	$2,755	$5,227	$6,196	$10,595

GAAP net income	$1,403	$1,473	$2,903	$4,195
Add: deferred revenue write-down, net of tax	254	1,555	822	1,857

Non-GAAP net income	$1,657	$3,028	$3,725	$6,052

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2016, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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